As filed with the U.S. Securities and Exchange Commission on May 3, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Pulmonx Corporation
(Exact name of Registrant as specified in its charter)

Delaware	77-0424412
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
700 Chesapeake Drive
Redwood City, California 94063
(650) 364-0400
(Address of principal executive offices) (Zip code)

Non-Plan Inducement Stock Option Grant
Non-Plan Inducement Restricted Stock Unit Award
(Full titles of the plans)

David Lehman
General Counsel
Pulmonx Corporation
700 Chesapeake Drive
Redwood City, California 94063
(650) 364-0400
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Mark B. Weeks John T. McKenna Sepideh Mousakhani Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Pulmonx Corporation (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the purpose of registering:

•241,409 shares of its common stock, par value $0.001 per share (the “Common Stock”) issuable upon the exercise of an inducement stock option grant, and

•125,870 shares of Common Stock issuable upon the vesting of a restricted stock unit award,

each to be granted to Mehul Joshi on May 6, 2024, as an inducement for accepting employment with the Registrant as Chief Financial Officer and Principal Financial and Accounting Officer (collectively, the “Inducement Awards”). The Inducement Awards will be granted outside of the Registrant’s 2020 Equity Incentive Plan pursuant to the “inducement” grant exception under Nasdaq Listing Rule 5635(c)(4) and have been approved by the Registrant’s Compensation Committee of the Board of Directors.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participant in the Inducement Awards pursuant to Rule 428(b)(1). Such document(s) are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement (other than information in such filings deemed, under SEC rules, not to have been filed with the SEC):

(a)the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024 (the "2023 10-K");

(b)the Registrant’s Current Reports on Form 8-K, filed with the SEC on February 21, 2024 (not the information furnished under Item 2.02 on a Current Report on Form 8-K filed February 21, 2024) and April 2, 2024;

(c)the Registrant’s information specifically incorporated by reference in the 2023 10-K from the Registrant’s definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders, filed with the SEC on April 5, 2024;

(d)the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 3, 2024; and

(e)the description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on September 24, 2020 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit, or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers, and agents to the fullest extent permitted by applicable law, and the Registrant’s amended and restated bylaws provide that: (1) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (2) the Registrant may, in its discretion, indemnify its other officers, employees, and agents as set forth in the Delaware General Corporation Law; (3) the Registrant is required, upon satisfaction of certain conditions, to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings; and (4) the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant’s policy is to enter into agreements with its directors that require it to indemnify them against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Registrant’s best interests. These indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of its directors regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.    EXHIBITS
The exhibits to this Registration Statement are listed below:

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-39562	3.1	October 5, 2020

4.2	Amended and Restated Bylaws of the Registrant.	S-1/A	333-248635	3.4	September 24, 2020

4.3	Form of Common Stock Certificate of the Registrant.	S-1/A	333-248635	4.1	September 24, 2020

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of BDO USA, P.C., independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Pulmonx Corporation 2020 Equity Incentive Plan.	S-8	333-249187	99.5	October 1, 2020

99.2*	Inducement Stock Option Grant and Award Agreement by and between Pulmonx Corporation and Mehul Joshi.

99.3*	Inducement Restricted Stock Unit Grant Notice and Award Agreement by and between Pulmonx Corporation and Mehul Joshi.

107*	Filing Fee Table.
* Filed herewith
ITEM 9. UNDERTAKINGS

1.The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on May 3, 2024.

PULMONX CORPORATION

By:	/s/ Steven S. Williamson
Name:	Steven S. Williamson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven S. Williamson and Mehul Joshi, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven S. Williamson	President, Chief Executive Officer and Director	May 3, 2024
Steven S. Williamson	(Principal Executive Officer)

/s/ Mehul Joshi	Chief Financial Officer	May 3, 2024
Mehul Joshi	(Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas W. Burns	Director	May 3, 2024
Thomas W. Burns

/s/ Richard Ferrari	Director	May 3, 2024
Richard Ferrari

/s/ Daniel P. Florin	Director	May 3, 2024
Daniel Florin

/s/ Glendon E. French	Director	May 3, 2024
Glendon E. French

/s/ Georgia Garinois-Melenikiotou	Director	May 3, 2024
Georgia Garinois-Melenikiotou

/s/ Alissa Hsu Lynch	Director	May 3, 2024
Alissa Hsu Lynch

/s/ Dana G. Mead, Jr.	Director	May 3, 2024
Dana G. Mead, Jr.

/s/ Tiffany Sullivan	Director	May 3, 2024
Tiffany Sullivan